The Reader’s Digest Association, Inc.
Third Quarter Fiscal 2006 Earnings Conference Call
April 26, 2006

Remarks of Michael S. Geltzeiler, Senior Vice President and
Chief Financial Officer

Thanks, Tom.

As Eric indicated, third quarter results were below our expectations, primarily attributed to lower profits and increased investments at Books Are Fun. It is now clear that despite expectations for a very strong fourth quarter, we will likely not reach the $0.90 EPS threshold and we have lowered our full year guidance to $0.83 to $0.88 per share. Although this is disappointing to us, as you heard from Eric and Tom, Books Are Fun’s challenges have masked not only an otherwise strong performance from the other businesses, but also above plan performances from our major 2006 investment initiatives. Additionally, we have seen some positive signs that we are turning the corner at Books Are Fun. As Tom mentioned, we are totally committed to accelerating the turnaround at Books Are Fun and are investing fully to make the necessary changes. This includes:

•	severance in connection with restructuring BAF’s business
•	costs to exit marginal product lines
•	relocating activities elsewhere where it makes sense, including a new head office outside of Chicago
•	and of course pursuing our legal claims against BAF’s competitors, namely, Reader’s Choice, Imagine Nation and Earl Kaplan.

Earnings per share for the third quarter were 1 penny versus a loss of ($1.33) last year. Adjusted earnings per share were a comparable $.04 last year, if you exclude the goodwill write-down, the change in deferred promotion accounting, and a prior year asset sale.

Revenues for the quarter were up 2% on a currency neutral basis, with all units reporting growth except Books Are Fun. This mirrors our outlook for the year, where despite the challenges at Books Are Fun, we continue to expect consolidated real revenue growth, with North America, International and QSP all reporting top line growth. In Fiscal 2006, we expect over $40 million of combined revenue from the new international markets, Every Day with Rachael Ray and the soon to be launched Taste of Home Entertaining. And for 2007, we expect the revenue contribution from these initiatives to more than double the 2006 figure.

Operating profits were $10 million this quarter versus an adjusted operating profit of $16 million last year, excluding the charges mentioned previously. Most of this shortfall was attributed to lower sales and margin pressure at Books Are Fun, including increased investments to turnaround and revitalize this business unit.

Despite the lower operating results, we generated $23 million of free cash flow this quarter, about the same as last year. As expected, net change in working capital was an incremental $14 million favorable to last year’s third quarter, however this was mitigated by lower EBITDA and higher international tax payments. Although we expect fourth quarter free cash flow to be considerably stronger than last year, free cash flow for the year will fall below the guidance we provided at the start of this year to around $85 million. By far, the largest contributor to this shortfall is Books Are Fun, due to dramatically lower operating results, higher than expected inventory levels and rep retention investments. Working capital is also higher at QSP due to contractual changes affecting the timing of chocolate purchases, and from some of our growth initiatives. Finally, a major tax refund initially expected to be received this year was held up by the IRS and will now likely clear in the next fiscal year.

The good news is that most of the working capital growth we have experienced this year will either not recur or in some cases will turn positive for next year. We expect free cash flows for Fiscal 2007 to return to historic levels of around $140 million. The improved cash flows will be driven by higher EBITDA, lower capital expenditures, significantly improved working capital performance, and lower tax payments net of refunds. We will discuss 2007 Free Cash Flow guidance more at the next call.

Gross Debt levels declined from $625 million at December 31st to $613 million as of March 31st. Cash on hand was $60 million resulting in quarter end Net Debt of $553 million. Gross and Net Debt will both likely increase in the fourth quarter following the close of the $66 million Allrecipes.com acquisition. As a result of the acquisition and our plans to continue to repurchase shares, we are no longer targeting a year-end leverage ratio of about 2.5 times debt to EBITDA. Although this remains our leverage target over the medium term.

In an effort to provide additional headroom and greater financial flexibility, we successfully expanded our five year credit revolver by $100 million to $500 million this month. We were also able to raise the leverage covenant level by 25 basis points to 3.5 times EBITDA, while retaining the favorable pricing grid of our original revolver. Our variable borrowing rate is LIBOR + 1.25% for both the third and fourth quarters.

As a result of our debt capacity limits and the acquisition of Allrecipes.com, we only modestly repurchased shares in the third quarter. Year-to-date share repurchases totaled $44 million, bringing the total share repurchase program to $51 million of the $100 million share authorization. We have repurchased about 3.2 million shares since we began this program, enabling us to reduce the number of common shares on hand at March 31st to nearly 95 million. We will continue to repurchase shares in the fourth quarter.

Eric, Tom and I will now take your questions.